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                                                                                                  EXHIBIT 11.1
                             VALERO REFINING AND MARKETING COMPANY AND SUBSIDIARIES
                                        COMPUTATION OF EARNINGS PER SHARE
                                (Thousands of Dollars, Except Per Share Amounts)

                                                                                           Three Months Ended
                                                                                                March 31,
                                                                                          1997            1996
COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Income from continuing operations . . . . . . . . . . . . . . . . . . . . . . .    $   19,811      $    2,963

   Income (loss) from discontinued operations, net of income taxes . . . . . . . .    $   (4,371)     $   16,951
   Less:  Preferred stock dividend requirements
      and redemption premium . . . . . . . . . . . . . . . . . . . . . . . . . . .        (2,766)         (2,841)

   Income (loss) from discontinued operations applicable
      to common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   (7,137)     $   14,110

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44,411,705      43,748,550

   Earnings (loss) per share assuming no dilution:
      Continuing operations. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      .45      $      .07
      Discontinued operations. . . . . . . . . . . . . . . . . . . . . . . . . . .          (.16)            .32
         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      .29      $      .39

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
   Income from continuing operations assuming full dilution. . . . . . . . . . . .    $   19,811      $    2,963

   Income (loss) from discontinued operations, net of income taxes . . . . . . . .    $   (4,371)     $   16,951
   Less:  Preferred stock dividend requirements
      and redemption premium . . . . . . . . . . . . . . . . . . . . . . . . . . .        (2,766)         (2,841)
   Add:  Reduction of preferred stock dividends
      applicable to the assumed conversion of
      Convertible Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . .         2,695           2,695

   Income (loss) from discontinued operations applicable to
      common stock assuming full dilution  . . . . . . . . . . . . . . . . . . . .    $   (4,442)     $   16,805

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44,411,705      43,748,550
   Weighted average common stock equivalents
      applicable to stock options. . . . . . . . . . . . . . . . . . . . . . . . .       828,547         438,815
   Weighted average shares issuable upon conversion
      of Convertible Preferred Stock . . . . . . . . . . . . . . . . . . . . . . .     6,381,798       6,381,798

   Weighted average shares used for computation. . . . . . . . . . . . . . . . . .    51,622,050      50,569,163

   Earnings (loss) per share assuming full dilution:
      Continuing operations. . . . . . . . . . . . . . . . . . . . . . . . . . .      $      .38     $       .06
      Discontinued operations. . . . . . . . . . . . . . . . . . . . . . . . . .      $     (.08)    $       .33
         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $      .30 (a) $       .39 (b)

(a)      This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.
(b)      This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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